Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the inclusion of all references to our firm and our reports on reserves, as of June 30, 2011, of the Underlying Properties and royalty interests to be conveyed to Chesapeake Granite Wash Trust as an annex to the prospectus included in this Registration Statement on Form S-1 of Chesapeake Granite Wash Trust and Form S-3 of Chesapeake Energy Corporation to be filed on or about November 8, 2011, and to the incorporation by reference in such Registration Statement of all references to our firm and information from our reserves report dated February 2, 2011, entitled “Chesapeake Energy Corporation Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests SEC Parameters as of December 31, 2010,” included in or made a part of Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ryder Scott Company
Ryder Scott Company, L.P. TBPE Registration No. F-1580

Houston, Texas

November 8, 2011